EXHIBIT 99.1

For immediate release	For information, contact
First Citizens Bank
Craig L. Nix
Chief Financial Officer
Phone: 803.733.2659

First Citizens Reports Earnings for 2004

Columbia, S.C., February 25, 2005 – First Citizens Bancorporation, Inc. (OTCBB-“FCBN”) (herein referred to as “Bancorporation”) reports consolidated net income for the quarter ended December 31, 2004, of $ 11.42 million compared to $ 9.39 million for the corresponding quarter of 2003.

Net income. Net income for the quarter ended December 31, 2004 was $ 11.42 million compared to $ 9.39 million for the quarter ended December 31, 2003. The increase was primarily the result of a $ 6.85 million decline in provision for loan losses recognized during the quarter as a result of improved credit quality trends. See further discussion in the section “Allowance and provision for loan losses” below. Also, during the quarter, net interest income increased by $ 1.41 million, offset by a modest decline in noninterest income of $ 295 thousand and an increase in noninterest expense of $ 2.58 million. Net interest income increased during the quarter primarily due to earning asset growth. Noninterest income declined during the quarter primarily due to a decline in mortgage income related to a reduction in refinancing activity. Noninterest expense increased due to various items discussed in more detail below.

For the year ended December 31, 2004, net income was $ 36.71 million, down from $ 39.88 million for the year ended December 31, 2003. An increase in net interest income of $ 4.65 million and a decline in provision for loan losses of $ 9.15 million were offset by a $ 3.59 million decline in noninterest income and a $ 13.16 million increase in noninterest expense. Net interest income increased during the year primarily as a result of earning asset growth. Provision for loan losses declined primarily as a result of improved credit quality trends. Noninterest income declined primarily as a result of a decline in mortgage income. See further discussion of noninterest income below. Noninterest expense increased due to various items discussed in more detail below.

Total assets, loans and deposits. Total assets increased from $ 4.30 billion at December 31, 2003 to $ 4.53 billion at December 31, 2004. Asset growth was funded primarily through an increase in deposits. Deposits grew from $ 3.71 billion at December 31, 2003 to $ 3.85 billion at December 31, 2004. The most significant component of asset growth was loans, which grew from $ 2.94 billion at December 31, 2003 to $ 3.12 billion at December 31, 2004.

Net interest income. During the fourth quarter of 2004, net interest income increased by $ 1.41 million, or by 3.64%, from $ 38.69 million to $ 40.09 million over the comparable quarter in 2003. The increase in net interest income was primarily due to earning asset growth. While Bancorporation’s net interest margin (taxable-equivalent) declined from 3.95% to 3.86% during the quarter, the impact of the increasing interest rate environment and earning-asset growth helped to slow the decline in net interest margin (net interest margin declined from 3.99% to 3.79% for the year). For the quarter, average earning assets grew by 6.18% from $ 3.91 billion to $ 4.15 billion, an increase of $ 241 million. Earning assets growth was primarily due to loan growth.

Net interest income was $ 153.95 million for the year ended December 31, 2004 compared to $ 149.30 million for the year ended December 31, 2003, an increase of $ 4.65 million or by 3.12%. Net interest income increased primarily due to earning asset growth.

Allowance and provision for loan losses. During the fourth quarter, Bancorporation recognized a negative provision for loan losses of $ 4.81 million compared to $ 2.04 million of provision for loan losses during the quarter ended December 31, 2003 due to continued improvement and sustained strength in credit quality trends. See discussion below regarding specific credit quality trends. For the year ended December 31, 2004, provision for loan losses of $ 698 thousand was recognized compared to $ 9.84 million for the year ended December 31, 2003. The ratio of the allowance for loan losses to total loans declined from 1.74% at December 31, 2003 to 1.40% at December 31, 2004. The allowance ratio declined as a result of the reduction in provision recognized during the year and the transfer of $ 2.19 million of the allowance for loan losses to other liabilities. The amount transferred to other liabilities related to Bancorporation’s reserve for potential losses related to its unfunded commitments.

Note the following credit quality trends:

•	The net charge-off ratio was at its lowest level in five years, and has experienced a more pronounced decline since 2002. In 2004, the net charge-off ratio was .20%, compared to ..21% in 2003 and .33% in 2002.

•	The ratio of nonaccrual loans to total loans has remained low (.21% at December 31, 2004) even as the loan portfolio has grown.

•	As of December 31, 2004, the ratio of classified loans to total loans was 1.14%, compared to 1.74% at December 31, 2003, which represents a decline in classified loans from $ 54.47 million at December 31, 2003 to $ 35.50 million at December 31, 2004.

Improvement in these credit quality trends resulted in the reduction of loss factors assigned to Bancorporation’s various loan portfolios in estimating the allowance for loan losses. During the fourth quarter of 2004, the allowance estimation process was enhanced by separately analyzing loans secured by real estate. These loans have historically experienced lower net charge-offs due to the relative strength of real estate as collateral.

Noninterest income and expense. Noninterest income declined by $ 295 thousand or by 2.12% during the quarter. The decrease was primarily due to declines in service charges and mortgage income of $ 507 thousand and $ 186 thousand, respectively, partially offset by a $ 410 thousand increase in gain on sale of fixed assets. Service charges experienced a decrease primarily due to declines in business and personal service charges. Business service charges declined due to an increase in the earnings credit rate applied to commercial accounts. Personal service charges experienced a decline due to the proliferation of free checking products in our competitive market.

Noninterest expense increased during the quarter by $ 2.58 million, or by 7.07%. The most significant components of the increase consisted of a $ 728 thousand increase in data processing costs and a $ 1.44 million increase in other noninterest expense. Data processing expense increased due to expenses related to our new loan, deposit and teller platform and general price increases by our third party processor. The more significant increases in other noninterest expense during the quarter were an increase in donations expense of $ 440 thousand and an increase in audit expense of $ 256 thousand, primarily due to increased audit fees related to Sarbanes-Oxley compliance.

For the year ended December 31, 2004, noninterest income decreased by $ 3.59 million, or by 6.09%. Mortgage income decreased by $ 3.63 million or by 46.93% due to a decrease in the gain on sale of mortgage loans held for sale (“mortgage loans”) of $ 3.91 million, partially offset by a slight increase in servicing income. The decline in gain on sale of mortgage loans was due to a decline in mortgage loans originated and sold into the secondary market during the year. Mortgage loans of $ 206.27 million were originated in 2004 compared to $ 467.51 million in 2003.

For the year ended December 31, 2004, noninterest expense increased by $ 13.16 million or by 9.62%. The majority of the increase was due to salaries and employee benefits, net occupancy expense, furniture and equipment expense, data processing expense and other noninterest expense. The increase in salaries and employee benefits between 2003 and 2004 was due to an increase in salaries and wages of $ 2.54 million and an increase in employee benefits of $ 596 thousand. The increase in salaries and wages was primarily the result of merit increases. The increase in employee benefits was primarily due to a $ 530 thousand increase in pension costs as the result of a lower discount rate used in the determination of net periodic pension expense. The increase in net occupancy and furniture and equipment expense between 2003 and 2004 was primarily due to an increase in depreciation expense of $ 2.20 million. Depreciation expense increased primarily due to increases in depreciation of bank premises and related equipment. During 2004, seven branch facilities were placed into service along with related furniture, fixtures, and equipment. The increase in data processing expense is explained above. During 2004, other expense increased by $ 4.50 million. Other noninterest expense consists of various general and administrative expenses. The most significant components of the increase related to the 2004 branding campaign, an increase in donations expense and an increase in audit expense. Bancorporation incurred expenses of $ 2.40 million related to its branding campaign primarily attributable to advertising and printing, stationary and supplies. Donations expense increased by $ 494 thousand primarily due to a donation to First Citizens Foundation. Audit expense increased by $ 493 thousand primarily due to increased fees related to Sarbanes-Oxley compliance.

The effective tax rate for the fourth quarter 2004 was 41.47% compared to 33.49% for the fourth quarter 2003. The increase in the effective income tax rate was due to additional income tax expense of $ 1.18 million related to the recognition of deferred income tax liabilities on Bancorporation’s credit life insurance company, Wateree Life Insurance Company. The deferred tax liability primarily relates to differences between the recognition of premiums and recording policy reserves for statutory accounting practices and generally accepted accounting principles. The effective tax rate was 37.42% and 35.27% for the years ended December 31, 2004 and 2003, respectively. The increase in the effective tax rate for the year is consistent with the explanation regarding the quarter.

First Citizens Bancorporation, Inc. is a two-bank financial holding company headquartered in Columbia, South Carolina, with $4.53 billion in total consolidated assets as of December 31, 2004. For more information, visit the First Citizens web site at www.firstcitizensonline.com

This discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results, or otherwise are not statements of historical fact. Such statements are often characterized by the use of the qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of Bancorporation and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of Bancorporation’s customers, competition, deposit attrition, actions of government regulators, the level of market interest rates, general economic conditions, and risks, uncertainties, and other factors described from time to time in Bancorporation’s periodic reports filed with the United States Securities and Exchange Commission.

CONDENSED STATEMENTS OF INCOME

(thousands, except share data; unaudited)

	Quarter ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Interest income	$53,003	$49,816	$201,257	$198,196
Interest expense	12,909	11,130	47,304	48,895
Net interest income	40,094	38,686	153,953	149,301
Provision for loan losses	(4,807)	2,044	698	9,843
Net interest income after provision for loan losses	44,901	36,642	153,255	139,458
Noninterest income	13,603	13,898	55,355	58,947
Noninterest expense	39,002	36,427	149,952	136,790
Income before income taxes	19,502	14,113	58,658	61,615
Income taxes	8,087	4,726	21,949	21,732
Net income	$11,415	$9,387	$36,709	$39,883
Net income per share	$12.63	$10.32	$40.52	$43.78
Cash dividend paid per share	$0.35	$0.35	$1.40	$1.20
Profitability information (annualized):
Return on average assets	1.00%	0.87%	0.82%	0.97%
Return on average equity	12.52%	11.12%	10.39%	12.39%
Taxable-equivalent net yield on average interest-earning assets	3.86	3.95	3.79	3.99

CONDENSED BALANCE SHEET

(thousands, except share data; unaudited)

	December 31, 2004	December 31, 2003
Cash and due from bank	$162,620	$179,951
Federal funds sold	111,554	41,379
Investment securities	904,419	922,229
Loans	3,124,197	2,939,989
Allowance for loan losses	(43,623)	(51,268)
Other assets	274,484	269,535
Total assets	$4,533,651	$4,301,815

Deposits	$3,848,373	$3,714,577
Other liabilities	315,822	247,655
Shareholders’ equity	369,456	339,583
Total liabilities and shareholders’ equity	$4,533,651	$4,301,815
Book value per share	$407.54	$371.60

SELECTED AVERAGE BALANCES

(thousands; unaudited)

	Quarter ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Total assets	$4,526,018	$4,267,707	$4,460,475	$4,103,497
Investment securities	892,836	913,840	904,090	922,347
Loans	3,097,051	2,889,399	3,034,383	2,683,789
Interest-earning assets	4,147,297	3,906,088	4,082,539	3,763,684
Deposits	3,826,400	3,677,810	3,800,548	3,532,131
Interest-bearing liabilities	3,401,175	3,244,372	3,381,245	3,122,177
Shareholders’ equity	362,782	334,830	353,209	321,971

CONTACT: Craig L. Nix of First Citizens Bancorporation, Inc. at 803-733-2659